Exhibit 99.1

Cryoport Completes Acquisitions of MVE Biological Solutions and CRYOPDP

Cryoport fortifies its position as a leading global provider of temperature-controlled life sciences solutions with a combined revenue run rate of over $160 million

Blackstone invests $275 million

NASHVILLE, Tennessee, October 1, 2020 - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), the life sciences industry’s preeminent partner for temperature-controlled supply chain solutions, today announced it has completed the acquisitions of MVE Biological Solutions (“MVE”), a global leader in manufactured vacuum insulated products and cryogenic freezer systems and solutions, and CRYOPDP, a leading global provider of innovative temperature-controlled logistics solutions for the clinical research, pharmaceutical and cell and gene therapy markets.

In 2019, MVE generated revenue of approximately $84 million and CRYOPDP generated approximately $47 million of revenue. With the closing of these acquisitions, Cryoport’s annual revenue run rate is over $160 million and both acquisitions are expected to be immediately accretive to earnings.

These two strategic acquisitions uniquely position Cryoport with a comprehensive and global platform supporting the growing need for fully integrated temperature controlled supply chain requirements of the life sciences industry. MVE and CRYOPDP add significant capabilities and competencies to Cryoport as well as markedly expand its client coverage of the global cell and gene therapy market. This newly formed end-to-end solutions platform significantly enhances Cryoport’s market position.

Jerrell Shelton, CEO of Cryoport, said, “Based on market forecasts the cell and gene therapy market will continue to grow rapidly for the next decade. The closing of the acquisitions of MVE and CRYOPDP uniquely positions Cryoport to answer the increasing demand for fully integrated temperature controlled supply chain solutions in this fast growing global market. The acquisitions are also expected to expand Cryoport’s total addressable market, provide our clients’ with expanded end-to-end support across the cell and gene therapy value chain and enhance our innovation pipeline.

“We now support well over 500 of the preeminent companies in biopharma and are positioned to be the global leader in advanced temperature controlled supply chain solutions tailored to the life sciences industry. Cryoport is an exceptional company with a strong focus on customer service and bringing innovative solutions to market. Our qualified and experienced personnel around the world employ specialized industry know-how and work closely with our sophisticated life sciences clients to implement best-in-class solutions.

“We are excited by the prospects of our future as we vigorously work to fulfill and maintain our mission of being the life sciences industry’s pre-eminent choice for temperature controlled supply chain solutions supporting life and health on earth.”

Blackstone Investment and Financing

In conjunction with the acquisition of MVE, the Company completed its previously announced private placement issuance of $25 million of common stock and $250 million of newly designated Series C Convertible Preferred Stock to funds affiliated with The Blackstone Group Inc. (NYSE: BX) (“Blackstone”). In conjunction with Blackstone’s investment in Cryoport, Ram Jagannath, Senior Managing Director and Global Head of Healthcare for Blackstone Growth and Tactical Opportunities, joined the Board of Directors of Cryoport.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining temperature controlled supply chain support for the life sciences industry by continually broadening its platform of solutions, serving the Biopharma, Reproductive Medicine, and Animal Health markets. Through its family of companies, Cryoport Systems, MVE, CRYOPDP and Cryogene, Cryoport provides strategic solutions that will support the growing needs of these markets.

Our mission is to support life and health on earth through our advanced technologies, global supply chain network and dedicated scientists, technicians and supporting teams of professionals. Cryoport serves clients in life sciences research, clinical trials, and product commercializations. We support the creation of life, the sustaining of life and life-saving advanced cell and gene therapies in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the potential benefit of Cryoport's acquisition of MVE and CYROPDP and the estimated or anticipated future business, performance and results of operations following the transaction. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays and unanticipated costs in integrating MVE and CRYOPDP’s businesses, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's 10-K for the year ended December 31, 2019 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communications

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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